Date: November 3, 2010

Gryphon Gold Begins Critical Data Analysis

Gryphon Gold Corporation is pleased to announce that it has received the approval of Amendment 5 of the Plan of Operation (POO) for the Borealis Mine Site from the United States Forest Service. This amendment is the final approval required to allow sample collection for the confirmation of the Freedom Flats Re-Leach data. This data will include both grade and metallurgical recovery of gold form the Freedom Flats stockpile.

The October 21, 2010 Gryphon Gold press release stated that, “Gryphon Gold Corporation is pleased to announce that the Board of Directors has developed a strategy to expedite the Borealis Heap Leach Project production timeline, assuming adequate financing and regulatory approval. The focus of this strategic direction will be to finalize certain critical data pertaining to the Freedom Flats Re-Leach and secure the financing for a scaled down version of the start-up of mining operation.” This approved amendment allows Gryphon to finalize the critical data required to keep the project timeline intact.

“We have set an ambitious schedule that provides for construction in March, 2011 and gold production in July, 2011 subject to financing. This POO approval will keep us on schedule and drills will be active today to secure the required samples to confirm this critical data. Our goal is to be a gold producing company in the near term and this approval is instrumental in reaching our target” said John Key, President and CEO of Gryphon Gold.

For further information contact:

Gryphon Gold Corporation
Suite 711-675 West Hastings Street
Vancouver, BC
Canada V6B 1N2
Tel: +1 888.261.2229
Fax: +1 604.608.3262
www.gryphongold.com

John L. Key
President and CEO
Tel:	+1 775.883.1456
E-mail:	jkey@gryphongold.com

Lisanna Lewis
Vice President, Treasurer, and Investor Relations
Tel:	+1 604.261.2229
E-mail:	llewis@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration and potentially a production company. Its principal gold resource, the 1.4 million ounce (measured and indicated) and 1.1 million ounce (inferred) Borealis deposits, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold bearing mineralized systems in Nevada.

The Borealis Property is described in a technical report dated September 17, 2009 and titled “NI 43-101 Pre-Feasibility Study of the Mineral Resources of the Borealis Gold Project located in Mineral County, Nevada, U.S.A.” This report is prepared in accordance with NI 43-101 filed on www.sedar.com. This technical report describes the exploration history, geology, and gold resources at the Borealis Property. Disclosure in this press release of mineral resources is based on the technical report. Details of the quality or grade of each category of mineral resources and key assumptions, parameters, and methods used to estimate the mineral resources are included in the technical reports. The technical report also includes a description of environmental and permitting matters.

The technical information in this press release was approved by Mr. Steven Craig, VP of Exploration of Gryphon Gold Corporation, and is a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators.

Cautionary Note to U.S. Investors concerning estimates of Measured, Indicated and Inferred Resources: This press release and the Pre-Feasibility Study referenced in this press release use the terms “Measured Resources”, “Indicated Resources”, “Measured & Indicated Resources” and “Inferred Resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under the U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of Canadian and United States securities laws, which may include, but is not limited to: 1) resource estimates on the Borealis project, exploration plans and other plans, projections, estimates and expectations; 2) statements regarding the Freedom Flats re-leach program and confirmation of the grade of the stockpiles; 3) statements with respect to the expected timeline and capital requirements; 4) statements related to permitting status and approval requirements; 5) ability to obtain financing on acceptable terms, and; 6) other statements related to plans, estimates, timing and objectives. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that reserves and resource estimates may not result in commercially viable gold production, the risk that further exploration, and if warranted, development will not be completed as currently anticipated or at all, that financing for the development of the Borealis Project may not be available on terms satisfactory to Gryphon and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors” in Gryphon’s annual report on Form 10-K, as filed with the SEC on June 28, 2010, under the section heading “Risk Factors” and in Gryphon’s most recent financial statements, reports and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on Gryphon’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.